CHORDIANT SOFTWARE TO PROVIDE UPDATE

FOR THE FOURTH QUARTER AND FISCAL YEAR 2005

ENDED SEPTEMBER 30, 2005

Announces Plans to Restate Quarterly Financial Statements

Announces Significant License Transactions with Capital One, HSBC, RSA Data Solutions and O2

Achieves Positive Cash Position

CUPERTINO, CALIFORNIA - DECEMBER 6, 2005 -- Chordiant Software, Inc. (Nasdaq: CHRD) today announced preliminary financial information for the fourth quarter and fiscal year (FY) 2005 ended September 30, 2005. As described in further detail below, the Company plans to restate its consolidated interim financial statements for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 to correct errors in the calculation of compensation expense related to the issuance of restricted stock for the acquisition of KiQ during the fiscal year and to correct errors in certain classifications of cash flow related to the costs associated with the development of a banking product. Consequently, the Company will not be able to provide complete financial results until that process is complete.

Amended financial statements for the affected quarters are expected to be filed by the Company with the Securities and Exchange Commission in its annual report on Form 10-K for the fiscal year ending September 30, 2005, which will include a restatement of its consolidated interim financial statements for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005. The Company expects to complete its review and restatement in time to file its annual report in a timely manner.

Stockholders' Equity Errors - Deferred Stock-based Compensation

In December 2004 when the Company acquired KiQ Limited, a privately held United Kingdom software company ("KiQ"), it issued restricted stock to its two principals totaling 1,964,279 shares. The Company valued the restricted stock at $4,262,000 using a 5 day average stock price prior to the signing of the acquisition agreement. Because these shares were associated with stock-based compensation, the restricted stock should have been valued using the closing price of the day prior to the closing of the acquisition which occurred on December 21, 2004, which is the method the Company used for other stock-based awards. This error resulted in overstating the value of the Deferred Stock-based Compensation associated with this issuance of restricted stock.

Amortization of Deferred Stock-based Compensation Errors

At the time the Company became a public company, the Company adopted the provisions of FASB Interpretation No. 28 (FIN 28), "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans", choosing to amortize stock awards, both fixed and variable, using the accelerated amortization method as opposed to the straight-line method. In December 2004, as part of the purchase price related to the acquisition of KiQ, the Company issued restricted stock totaling 1,964,279 shares to two principals of KiQ who became employees of the Company, as noted in the Stockholders Equity Errors discussion above. During the previously reported quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, the Company amortized the value of these restricted stock awards using the straight-line method as opposed to its previously chosen accelerated method. This error resulted in an overstatement of Deferred Stock-based Compensation and understatements of Stock-based Compensation Expense and Net Loss during those periods. The Company's preliminary assessment of the impact of the stock based compensation errors for the quarters ended December 31, 2004, March 31, 2005, and June 30, 2005, is expressed in the estimated percentage ranges of adjustments identified in the table below. The restated results will be reflected in the Company's Report on Form 10-K for the year ended September 30, 2005, subject to completion of reviews by management and the Company's independent registered public accounting firm.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three months Ended December 31, 2004 Estimated % Range of Adjustment (except EPS) (unaudited)	Three Months Ended March 31, 2005 Estimated % Range of Adjustment (except EPS) (unaudited)	Three Months Ended June 30, 2005 Estimated % Range of Adjustment (except EPS) (unaudited)
Total revenues	0%	0%	0%
Total cost of revenues	0-1%	2-3%	1-2%
Total operating expenses	0-1%	3-4%	1-2%
Net Income (loss)	(3-4%)	(14-15%)	(10-11%)
Earnings (loss) per share:
Basic	$0.00	($0.01)	($0.01)
Diluted	$0.00	($0.01)	($0.01)

Consolidated Statements of Cash Flow Classification Errors

The Company determined that cash expenditures for capitalized costs associated with the development of a banking product were incorrectly reported in the Consolidated Statements of Cash Flows as "Net Cash Used in Operating Activities" rather than in "Net Cash Used for Investing Activities" for the previously reported quarters ended December 31, 2004, March 31, 2005 and June 30, 2005. These errors, however, had no effect on the total "Net Increase (Decrease) in Cash and Cash Equivalents".

Consolidated Statements of Cash Flows

	Three months Ended December 31, 2004 Estimated % Range of Adjustment (except EPS) (unaudited)	Six Months Ended March 31, 2005 Estimated % Range of Adjustment (except EPS) (unaudited)	Nine Months Ended June 30, 2005 Estimated % Range of Adjustment (except EPS) (unaudited)
Net cash used in operating activities	47-48%	14-15%	16-17%
Net cash used for investing activities	(10-11%)	(15-16%)	(19-20%)
Net increase (decrease) in cash and cash equivalents	0%	0%	0%

Fourth Quarter and Fiscal Year 2005 Results

This release contains both selected financial information that is not expected to be impacted by the revised accounting treatment and the planned restatement, and some selected financial information that is expected to be impacted. Unaffected items are presented along with applicable comparison information. Where possible, estimates have been provided for items that are expected to be impacted. While these estimates are not accompanied by any comparison information and are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable. Additionally, the financial results discussed in this news release are preliminary pending the filing of Chordiant's Form 10-K with the Securities and Exchange Commission and could be subject to subsequent events, such as changes in the scope of work for significant customers.

Total revenues for the fourth quarter of FY 2005 were in a range of $21 million to $22 million, which compares to revenues of $24.0 million reported for the three months ended September 30, 2004. For the 2005 Fiscal Year, revenues were in a range of $83 million to $84 million, compared to $81 million for the twelve months ended September 30, 2004. License revenues for the fourth quarter of FY 2005 were in a range of $6 million to $7 million, compared to $9.0 million reported for the three months ended September 30, 2004. For the 2005 Fiscal Year, license revenues were in a range of $31 million to $32 million, compared to $32.9 million reported for the twelve months ended September 30, 2004. After the close of the September 2005 quarter, two significant customers increased the scope of work on their projects which impacted Chordiant's percent of completion revenue calculation. As a result of this increase in the scope of work, license revenue for the September, 2005 quarter was reduced by $2.0 million to $3.0 million from what would otherwise have been reported and deferred revenue was increased by an equal amount. Deferred revenue increased to a range of $26 million to $27 million as of September 30, 2005 as compared to a balance of $20.6 million as of September 30, 2004. Service revenues for the fourth quarter of FY 2005 were in a range of $14 million to $15 million, compared to $15.0 million reported for the three months ended September 30, 2004. For the Fiscal Year ended September 30, 2005, service revenues were in a range of $51.0 million to $52.0 million, compared to $47.7 million for the same period of 2004.

Cash Position

Chordiant generated cash in the fourth quarter and had $40.9 million in cash and cash equivalents, restricted cash, and marketable securities at September 30, 2005.

Net Loss

Chordiant posted a net loss of between $5 million and $6 million, or between $0.07 and $0.08 per share loss for the fourth quarter of FY 2005 ended September 30, 2005, compared to a GAAP net profit of $0.02 per share for the three months ended September 30, 2004.

Operating Expenses

General and administrative expenses were $4.5 million for the three months ended September 30, 2005, compared to $3.1 million for the same period of 2004. The increase in these expenses was mainly attributable to an increase in consulting and professional services fees and expenses associated with efforts to comply with the Sarbanes-Oxley Act of 2002 (SOX) and to fill vacant accounting positions.

Sales and marketing expenses were $7.4 million for the three months ended September 30, 2005, compared to $6.1 million for the same period of 2004. The increase is attributable to personnel related expenses such as commissions and travel expenses due to a higher number of sales representatives.

Research and development expenses were $4.4 million for the three months ended September 30, 2005, compared to $4.5 million for the same period of 2004.

Customer Success

"From a market perspective momentum remains strong," said Stephen Kelly, Chordiant CEO. "We completed four $1.0 million-plus license transactions with new and existing customers. "Notable customer wins included Capital One, HSBC, RSA Data Solutions - a unit of Fiserv, Inc., and O2. In fiscal 2005, we added 15 new customers, compared to seven new customers in fiscal 2004," Kelly added. "In terms of market perspective, we are continuing to see strong demand in our target markets of financial services, with on-going improvements in the wireless areas of telecommunications. The pipeline remains strong especially in North America."

Teleconference Webcast Tuesday - December 6, 2005 at 2:00 P.M. (Pacific)

Chordiant management has scheduled a teleconference for Tuesday, December 6, 2005, at 2:00 P.M. (Pacific), 5:00 P.M. (Eastern) and 22:00 (London) to discuss the Form 8-K filing which took place after the close of the market today, the preliminary financial results, as well as business events for the Company. This teleconference will be webcast live for the public from Chordiant's website at http://www.chordiant.com. The public, industry analysts and media are invited to attend the conference on a listen-only basis. For more information, including this press release and Chordiant's Current Report on Form 8-K, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and any non-GAAP financial measures discussed on the webcast (other than non-GAAP financial measures discussed and reconciled in this news release), and any other material financial and other statistical information contained in the webcast, please visit the Investor Relations section of Chordiant's web site at http://www.chordiant.com. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A phone replay will also be available for seven days after the live call at 303-590-3000, code 11042260.

About Chordiant Software, Inc.

Chordiant solutions automate and manage operational business processes for leading service-driven global organizations with a focus on retail finance and telecommunications.

Chordiant orchestrates the unique processes of an organization from the point of customer interaction, through the front and back offices to multiple transactional systems, corporate applications and data stores. Our solutions integrate existing infrastructure to orchestrate the assembly, enhancement and delivery of optimal role based business processes to the appropriate channels. Business value is realized through improved employee productivity, savings in operational costs, and increased business adaptability.

Headquartered in Cupertino, California, Chordiant maintains offices in Boston, MA; Mahwah, NJ; Manchester, NH; New York City; London; Paris; Amsterdam; and Munich.

Safe Harbor Statement
This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, interpretations of accounting principles which may impact the amount of revenues which may be recognized by Chordiant in the periods reported, and difficulties in hiring and retaining staff for our finance department. The timing and impact of the Company's expected restatement and completion of its financial statements for fiscal 2005 are based on incomplete current information and could prove to be inaccurate if unexpected difficulties are encountered in the process of completing the restatement and completion of such financial statements or if new facts come to light in the course of such process that were not previously anticipated. Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K/T for the transition period of January 1, 2004 to September, 30, 2004. Filing is available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com